EXHIBIT 16.23.2

                         Opinion and Consent of Counsel
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                                                         July 15, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

        Re:       PHL Variable Insurance Company
                  Registration No. 333-20277


Dear Sirs:

        As Counsel to the Registrant, I am familiar with the market value adjustment feature ("MVA") being added to the variable annuity contracts registered under Form N-4 Registration No. 33-87376 (the "Contracts"), and which is the subject of the above-captioned Registration Statement on Form S-1.

        In connection with this opinion, I have reviewed the Contracts, the Registration Statements, the Charter and By-Laws of the company, relevant proceedings of the Board of Directors, and the provisions of Connecticut insurance law I deem relevant to the issuance of the Contracts with the MVA added.

        Based upon this review, I am of the opinion that each of the Contracts when issued with the MVA, will have been validly and legally issued fully paid and non-assessable securities, and enforceable against the company according to its terms.

        I further consent to the use of this opinion as an exhibit to the above-captioned Registration Statement and to my being named as a expert under "Experts" therein.

                                           Very truly yours,

                                           /s/ Edwin L. Kerr
                                           Edwin L. Kerr, Counsel
                                           Phoenix Home Life Mutual
                                             Insurance Company